Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated January 2, 2024

Registration Statement No. 333-261416

Registration Statement No. 333-261416-01

Enterprise Products Operating LLC

Enterprise Products Partners L.P.

PRICING TERM SHEET

The information in this pricing supplement supplements the preliminary prospectus supplement, dated January 2, 2024 (the “Preliminary Prospectus Supplement”) and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement.

Issuer:	Enterprise Products Operating LLC

Guarantee:	Unconditionally guaranteed by Enterprise Products Partners L.P.

Ratings*:	A3 by Moody’s Investors Service, Inc. A- by S&P Global Ratings A- by Fitch Ratings Inc.

Note Type:	Senior Unsecured Notes

Legal Format:	SEC Registered

Trade Date:	January 2, 2024

Expected Settlement Date**:	January 11, 2024 (T+7)

Net Proceeds (after underwriting discounts and $4.7 million of other offering expenses):	$1,981,320,000

	$1,000,000,000 4.60% Senior Notes Due 2027 (the “2027 Notes”)	$1,000,000,000 4.85% Senior Notes Due 2034 (the “2034 Notes”)

Principal Amount:	$1,000,000,000	$1,000,000,000

Maturity Date:	January 11, 2027	January 31, 2034

Benchmark Treasury:	4.375% due December 15, 2026	4.500% due November 15, 2033

Benchmark Treasury Yield:	4.087%	3.937%

Spread to Benchmark:	+55 bps	+95 bps

Yield to Maturity:	4.637%	4.887%

Coupon:	4.60%	4.85%

Price to Public:	99.897% of the principal amount	99.705% of the principal amount

Make-Whole Call:	T + 10 bps	T + 15 bps

Call at Par:	On or after December 11, 2026	On or after October 31, 2033

Interest Payment Dates:	January 11 and July 11, beginning July 11, 2024	January 31 and July 31, beginning July 31, 2024

CUSIP / ISIN:	29379VCE1 / US29379VCE11	29379VCF8 / US29379VCF85

Joint Book-Running Managers:

MUFG Securities Americas Inc.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

PNC Capital Markets LLC

TD Securities (USA) LLC

BBVA Securities Inc.

Deutsche Bank Securities Inc.

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

U.S. Bancorp Investments, Inc.

Co-Managers:

BofA Securities, Inc.

Barclays Capital Inc.

BMO Capital Markets Corp.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

Truist Securities, Inc.

Wells Fargo Securities, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time.
**

We expect delivery of the 2027 Notes and the 2034 Notes will be made against payment therefor on or about January 11, 2024, which is the seventh business day following the date of pricing of such notes (such settlement being referred to as “T+7”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the 2027 Notes and/or the 2034 Notes prior to the second trading day prior to the closing of this offering will be required, by virtue of the fact that such notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

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The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and any other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at http://www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting MUFG Securities Americas Inc. at (877) 649-6848, Citigroup Global Markets Inc. at (800) 831-9146, Credit Agricole Securities (USA) Inc. at (866) 807-6030, PNC Capital Markets LLC at (855) 881-0697 and TD Securities (USA) LLC at (855) 495-9846.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.